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EXHIBIT 99.1

                               NORTH FORK BANCORP
   275 BROADHOLLOW ROAD, MELVILLE, NY 11747 (631) 844-1258 FAX (631) 844-1471

FOR IMMEDIATE RELEASE               CONTACT:    DANIEL M. HEALY
                                                EXECUTIVE VICE PRESIDENT
                                                CHIEF FINANCIAL OFFICER
                                                (631) 844-1258

                            NORTH FORK BANCORPORATION
                    ANNOUNCES A 10% INCREASE IN DIVIDENDS AND
                           A THREE FOR TWO STOCK SPLIT

      MELVILLE, N.Y. - SEPTEMBER 28, 2004 - NORTH FORK BANCORPORATION, INC. (NYSE:NFB) announced that its Board of Directors approved a 10% increase in its regular quarterly cash dividend and declared a three for two split on its common stock.

      The quarterly dividend was increased by 10% to $.33 per share ($.22 per share post-split) from $.30 per share on a pre-split basis. THIS DIVIDEND PAYMENT WILL BE MADE ON A PRE-SPLIT BASIS. Both the dividend payment and the stock split will be made to shareholders of record on October 29, 2004 and will be payable on November 15, 2004. The Company will close on the pending GreenPoint Financial Corp. transaction on October 1, 2004. Therefore, GreenPoint shareholders will participate in the increased cash dividend payment and stock split. GreenPoint shareholders will receive 1.0514 shares of common stock of North Fork for each share of common stock they own.

      North Fork will have approximately 480 million post-split shares outstanding after the consummation of the merger with GreenPoint. "We believe that this action is appropriate at this time to reward our shareholders. It is obviously a signal of the confidence we have in our Company as we complete the GreenPoint merger," said John Adam Kanas, Chairman, President and Chief Executive Officer.

      North Fork, when combined with GreenPoint, will have approximately $55 billion in assets and operate from 350 branch locations throughout the New York Metropolitan area, New Jersey and Connecticut.


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